UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported):  April 20, 2005

JAMDAT Mobile Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-50928	95-4791817
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3415 S. Sepulveda Blvd., Suite 700

Los Angeles, CA 90034

(Address of Principal Executive Offices) (Zip Code)

(310) 636-3100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 9.01                                   Financial Statements and Exhibits.

On April 22, 2005, JAMDAT Mobile Inc. (“JAMDAT” or the “Company”) filed a Current Report on Form 8-K (the “Report”) to report the entry into a Purchase Agreement, dated April 20, 2005 (the “Purchase Agreement”), with JAMDAT Mobile (Hawaii) LLC (“Acquiror”), a wholly-owned subsidiary of JAMDAT, Blue Lava Wireless, LLC (“Blue Lava”), and Henk B. Rogers 2005 Dynasty Trust, Akemi M. Rogers 2005 Dynasty Trust, Henk Rogers and Akemi Rogers (collectively, the “Members”).  Under the Purchase Agreement, on April 20, 2005, Acquiror acquired all of the membership interests of Blue Lava from the Members.  One of the principal assets of Blue Lava acquired by the Company was a fifteen year exclusive worldwide license to distribute the interactive game Tetris on mobile telephony devices.

The purchase price for the acquisition of the membership interests in Blue Lava (the “Acquisition”) of $126.1 million (excluding the escrowed shares discussed below) was comprised of the following:

•                                  an initial cash payment of $63.7 million (including a $5.0 million deposit paid in March 2005, which is included in other non-current assets in the unaudited condensed combined balance sheet as of March 31, 2005);

•                                  a deferred payment of $13.7 million (or $12.9 million after discounting the payment at an interest rate of approximately 6%, which represents the Company’s current borrowing rate) due on the one year anniversary of the closing of the Acquisition, which can be paid in cash or stock at the Company’s option;

•                                  3,050,000 shares of the Company’s common stock (with an estimated fair value of approximately $48.3 million based on the average of the closing sales price per share of the Company’s common stock on the Nasdaq National Market for the three days prior to the close of the Acquisition) delivered to the Members at the closing of the Acquisition;

•           approximately $1.2 million of direct transaction costs; and

•                                  an additional 1,000,000 shares of the Company’s common stock to be held in escrow for a period of up to three years.  The escrowed shares will be held in an escrow account to provide a source of recovery for claims the Company may have pursuant to the indemnification provisions of the Purchase Agreement.  On each of the first three anniversaries of the closing date of the Acquisition, one third of the escrowed shares, less any shares retained to satisfy pending indemnification claims, will be released to the Members.  Due to the contingent nature of the escrowed shares, they have been excluded from the purchase price of $126.1 million.

JAMDAT is filing this Amendment No. 1 to the Report to amend only Item 9.01, as reported in such previous Report, to provide the financial statements and financial information required by Item 9.01(a) and (b) hereof.  Except for the filing of the financial statements and financial information and related exhibits, the Report is not being amended or updated in any manner.

(a) Financial Statements of Business Acquired.

The audited balance sheets of Blue Lava as of December 31, 2003 and 2004 and the unaudited balance sheet as of March 31, 2005, and the audited statements of income, members’ equity (deficit) and cash flows and notes thereto for the years ended December 31, 2003 and 2004 and the unaudited statement of income, members’ equity (deficit) and cash flows and notes thereto for the three months ended March 31, 2004 and 2005, and the report of PricewaterhouseCoopers LLP on the audited financial statements, are filed as Exhibit 99.3 hereto and are incorporated herein by this reference.

(b) Pro Forma Financial Information.

The unaudited pro forma condensed combined balance sheet as of March 31, 2005 giving effect to the Acquisition as if it had occurred on March 31, 2005 and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2005 and the year ended December 31, 2004, giving effect to the Acquisition as if it had occurred on January 1, 2004, and related notes thereto are filed as Exhibit 99.4 hereto and are incorporated herein by this reference.

(c) Exhibits.

Exhibit Number	Description of Exhibit
*(1) 10.26

Purchase Agreement, dated April 20, 2005, by and among the Registrant, JAMDAT Mobile (Hawaii) LLC, Blue Lava Wireless, LLC, the Henk B. Rogers 2005 Dynasty Trust, the Akemi M. Rogers 2005 Dynasty Trust, Henk B. Rogers and Akemi Rogers.

*(1) 10.27	Tetris License and Distribution Agreement, dated April 20, 2005, by and among Tetris Company, LLC, Blue Lava Wireless, LLC, JAMDAT Mobile (Hawaii) LLC and the Registrant.
*(1) 10.28

Indemnification Escrow Agreement, dated April 20, 2005, by and among the Registrant, JAMDAT Mobile (Hawaii) LLC, Blue Lava Wireless, LLC, the Henk B. Rogers 2005 Dynasty Trust, the Akemi M. Rogers 2005 Dynasty Trust, Henk B. Rogers and Akemi Rogers.

*(1) 10.29	Registration Rights Agreement, dated April 20, 2005, by and among the Registrant and the Investors listed on Schedule A thereto.
*10.30	Loan and Security Agreement, dated April 20, 2005, by and among Comerica Bank, the Registrant and certain of its subsidiaries.
23.1	Consent of PricewaterhouseCoopers LLP.
*99.1	Press Release dated April 20, 2005.
*99.2	Transcript of a conference call conducted by JAMDAT Mobile Inc. on April 20, 2005.
99.3

Audited financial statements of Blue Lava Wireless, LLC at December 31, 2003 and 2004 and unaudited financial statements at March 31, 2005, and audited financial statements for the years ended December 31, 2003 and 2004 and unaudited financial statements for the three months ended March 31, 2004 and 2005.

99.4	Unaudited pro forma condensed combined financial information.

*                                         Previously filed.

(1)                                  Certain exhibits and schedules have been omitted and the Company agrees to furnish to the Commission supplementally a copy of any omitted exhibits or schedules upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 5, 2005	JAMDAT Mobile Inc.

/s/ Craig Gatarz
Craig Gatarz
Chief Operating Officer and General Counsel